UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2026

BOXABL INC.

(Exact Name of Registrant as Specified in Charter)

Texas	001-42493	86-2579471
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5345 E. N. Belt Road Las Vegas, NV	89115
(Address of principal executive offices)	(Zip Code)

(702) 500-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	BXBL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 25, 2026, BOXABL Inc. (the “Company”) entered into a Product Purchase Agreement (the “Agreement”) with LC Vegas Acquisitions, LLC (the “Buyer”). The Agreement contemplates the purchase of up to 1,580 BOXABL ranch homes over a three-year period. Any purchases under the Agreement must be in batches of 50 units.

The ranch homes contemplated by the Agreement would be a new BOXABL design that includes three bedrooms and 2.5 bathroom, with 1400 square feet of interior space plus a carport. The Agreement provides for payment of $100,000 by the Buyers towards engineering and design work for the ranch homes.

The Company is responsible for engineering and design of the homes, providing interior mechanicals, plumbing and electrical and securing approval from the State of Nevada for the plan sets. The Company will also providing local oversight and project management for site installation. Buyer is responsible for site development and local permits for site plans, installation on foundations, zoning, utilities, interior finishes and occupancy permits. Buyer is also responsible for providing roofing, cladding and any garage or carport. The aggregate potential amount of purchases under the Agreement is approximately $233 million, subject to adjustment following finalization of engineering and material selections.

The Agreement does not require that the Buyer purchase any homes and may be terminated at any time by the Buyer upon written notice to the Company. Upon termination, the Buyer would be responsible for payment for approved work and expenses incurred by the Company.

The Company entered into an amendment to the Agreement on August 25, 2026, under which it has agreed to issue shares of Class A Common Stock to the Buyer as an incentive to the Buyer to place significant orders under the Agreement. The Company has agreed to issue to the Buyer a dollar amount of shares, based on the volume weighted average price of the Class A Common Stock on Nasdaq on the date of any deposit made towards purchase of units under the Agreement. The incentives would result in the issuance of $1 million in Class A Common Stock for a deposit amount between $10 million and $19.9 million, $2 million in Class A Common Stock for a deposit amount between $20 million and $29.9 million, and $3 million in Class A Common Stock for a deposit amount of $30 million or greater, subject to certain beneficial ownership limitations. In addition, the Company agrees to register the Class A Common Stock issued under the incentive for resale within 120 days after the final payment has been received associated with the purchase order for which the incentive was granted.

The description of the Agreement, as amended, is qualified entirely by reference to Exhibit 10.1 hereto, which is incorporated by reference herein.

Item 3.02, Unregistered Sales of Equity Securities

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1+	Product Purchase Agreement, dated August 25, 2026, between the Company and LC Vegas Acquisitions, LLC
10.2	First Amendment to Product Purchase Agreement, dated August 25, 2026, between the Company and LC Vegas Acquisitions, LLC
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

+ Portions of this exhibit have been omitted pursuant to Regulation S-K Item 601(b)(10). The Company agrees to promptly provide on a supplemental basis an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses if requested by the Commission or its staff.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boxabl Inc.

Date: August 28, 2026	By:	/s/ Martin Noe Costas
Martin Noe Costas
Chief Financial Officer